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                                                                    Exhibit 99.1

PRESS RELEASE

PETCO Reports Completion of Merger

SAN DIEGO--(BUSINESS WIRE)--Oct. 2, 2000--PETCO Animal Supplies, Inc. (NASDAQ:PETC) today announced that it has completed the previously announced merger of the company with BD Recapitalization Corp. The merger was completed after stockholders approved a plan of merger. In the merger, each issued and outstanding share of PETCO common stock was cancelled and converted automatically into the right to receive $22.00 in cash, without interest or any other payment thereon, with the following exceptions: certain shares were retained by members of PETCO's management; treasury shares and shares owned by BD Recapitalization Corp. or by any of PETCO's subsidiaries were cancelled; and shares held by dissenting stockholders were subject to appraisal in accordance with Delaware law. The transaction was led by Leonard Green & Partners, L.P., Texas Pacific Group and members of the company's management. "We are pleased to have completed this transaction for the Company and its stockholders" said Brian
K. Devine, Chairman, President and Chief Executive Officer. "PETCO customers and associates can look forward to PETCO's continued expansion as a leader in the pet food and supplies industry."

John Danhakl, partner at Leonard Green & Partners, L.P. and Jonathan Coslett of Texas Pacific Group stated, "We eagerly anticipate our partnership with PETCO and its employees. This merger will allow PETCO to continue to execute its proven strategies." PETCO is a leading specialty retailer of premium pet food and supplies. PETCO operated 517 stores in 40 states and the District of Columbia as of September 30, 2000. Leonard Green & Partners, L.P., is a private Los Angeles-based merchant banking firm specializing in organizing, structuring and sponsoring management buy-outs, going private transactions and recapitalizations of established public and private companies. Leonard Green & Partners, L.P. has significant investments in Liberty Group Publishing, Inc., a chain of 284 community newspapers; RiteAid, a national chain of 3,800 drug stores; Twinlabs Corporation, a leading manufacturer of vitamins and nutritional supplements; Leslie's Poolmart, Inc., the nation's leading retailer of pool supplies; Gart Sports Company, the nation's second largest sporting goods retailer; and White Cap Industries, Inc., a leading business-to-business retailer of specialty tools and materials to professional contractors in the Western United States. Leonard Green & Partners, L.P. is the largest private equity fund in Southern California, managing in excess of $1.7 billion of private equity capital.

Texas Pacific Group, founded in 1993 and based in Fort Worth, TX, San Francisco, CA, and London, is a private investment partnership with capital of approximately $7 billion. TPG's principals include David Bonderman, James G. Coulter, and William S. Price. The partnership has made significant investments in a broad range of industries, including consumer products (Beringer Wine Estates, Del Monte), luxury goods (Bally, Ducati, J. Crew), technology (ON Semiconductor, Gemplus), telecommunications (First World, Advanced TelCom Group), airlines (Continental, America West), and healthcare services (Oxnard Health Plans). Certain statements in this news release that are not historical fact constitute "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements.

These factors, such as integration of operations as a result of acquisitions, competition, reliance on vendors, product lines and exclusive distribution arrangements, dependence on senior management and performance of new superstores, are discussed under the caption "Certain Cautionary Statements" in PETCO's Annual Report on Form 10-K for the year ended January 29, 2000.

Contact:

     PETCO Animal Supplies, Inc.
     James M. Myers, Senior Vice President and Chief
     Financial Officer, 858/677-3005